EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	John R. Lee Senior Vice President Chief Financial Officer (205) 510-4051

PEMCO AVIATION GROUP REPORTS A DELAY IN FILING FORM 10-K DUE

TO CHANGE IN LEASE ACCOUNTING

BIRMINGHAM, AL. (March 31, 2005) – Pemco Aviation Group, Inc. (NASDAQ: PAGI), a leading provider of aircraft maintenance and modification services, today announced that the Company’s Annual Report on Form 10-K for the period ended December 31, 2004 could not be filed with the Securities and Exchange Commission (“SEC”) on a timely basis for the reasons described below.

In light of the recent clarification on lease accounting set forth in a February 7, 2005 letter from the Office of the Chief Accountant of the SEC to the American Institute of Certified Public Accountants and after discussions with the Company’s current independent registered public accounting firm, Grant Thornton LLP, and predecessor independent registered public accounting firm, Ernst & Young LLP, the Company reviewed its accounting for all leasehold improvements. The Company discovered that from 1989 through 2001 the Company assigned estimated useful lives of leasehold improvements that exceeded the remaining terms of the applicable leases, which is inconsistent with the views expressed by the SEC in its February 7, 2005 letter.

Management is working diligently to finalize the effect of the corrections to the Company’s accounting for leasehold improvements. The Company expects that the changes in the amortization of leasehold improvements will not be material to the Company’s results of operations in 2004, 2003 and 2002 but will have a material cumulative effect on the Company’s balance sheets. On a preliminary basis, the restatement for years ended December 31, 2003 and 2002 is expected to result in an increase in accumulated depreciation and amortization of approximately $1.24 million, an increase in deferred income tax asset of approximately $0.47 million and a decrease in retained earnings of approximately $0.77 million at December 31, 2003 and 2002. The unaudited information described herein may differ materially from the Company’s financial statements that are finally issued following the completion by the Company’s current and former independent registered public accounting firms of their audit of the Company’s results.

Due to the time and effort involved in determining the effect of the corrections on the Company’s financial statements and to allow time to complete auditing procedures on the correction of prior financial statements, the Company is unable to timely file its Annual Report on Form 10-K for the year ended December 31, 2004 without unreasonable effort or expense. The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2004 by April 15, 2005.

-END-

About Pemco

Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U. S. Government and for foreign and domestic commercial customers. The Company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend,” “anticipate” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: the audit of year ended December 31, 2004 and the review of the restatement of the years ended December 31, 2003 and 2002 by the Company’s current and former independent registered accounting firms; negative reactions from the Company’s stockholders, creditors or customers to the results of the restatement or further delay in providing financial information caused by the restatement; the impact and result of any litigation, any action by The Nasdaq Stock Market, or of any investigation by the SEC or any other governmental agency related to the Company; the Company’s ability to obtain any necessary waivers from its creditors in the event of a further delay in, or other adverse developments relating to, the restatement; the Company’s ability to manage its operations during and after the financial statement restatement process; the Company’s ability to successfully implement internal controls and procedures that remediate the material weaknesses and ensure timely, effective and accurate financial reporting; changes in economic conditions; the Company’s ability to obtain additional contracts and perform under existing contracts; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements.

-END-